Item 77.H - Change in Control of Registrant


Ceasing Control of Credit Suisse Multialternative Strategy Fund A

As of October 31, 2015 Charles Schwab owned 14,557 shares of the Fund, which represented 46.86% of the outstanding shares and BB&T Securities owned 9,826 shares of the Fund, which represented 31.63% of the outstanding shares. As of April 30, 2016, Charles Schwab and BB&T Securities owned less than 25% of the Fund.
TD Ameritrade owned 31,292 shares of the Fund, which represented 34.56% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Multialternative Strategy Fund C

As of October 31, 2015, Pershing ("Shareholder") owned 27,721 shares of the Fund, which represented 74.21% of the outstanding shares. As of April 30, 2016 Pershing owned less than 25% of the Fund. Merchant Holdings owned 5,280 shares of the Fund, which represented 54.75% of the outstanding shares and Brown Brothers Harriman owned 4,365 shares of the Fund, which represented 45.25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Multialternative Strategy Fund I

As of October 31, 2015, Merchant Holdings ("Shareholder") owned 523,949 shares of the Fund, which represented 41.70% of the outstanding shares. As of April 30, 2016, Merchant Holdings
owned less than 25% of the Fund.   National Financial Services
Corp owned 3,904,465 shares of the Fund, which represented 36.35% and TD Ameritrade Inc. owned 5,057,549, which represented 47.08% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.